FOR IMMEDIATE RELEASE	Contact:
Jackie Lapin/WPT: 818-707-1473 jackielapin@cs.com

Suzie Ellis/WPT: 323-850-2935 sellis@worldpokertour.com

WPT ENTERPRISES LANDS DEAL WITH DISCOVERY’S “TRAVEL AND ADVENTURE NETWORK” FOR WORLD POKER
TOUR® DISTRIBUTION IN THE CARIBBEAN AND LATIN AMERICA

The Addition of the Two Regions Brings International Reach to 57 Countries

West Hollywood, CA (December 16, 2004) — WPT Enterprises, Inc. (Nasdaq: WPTE) announced today that it has inked a deal to widen its footprint to nearly 60 countries with the distribution of its WORLD POKER TOUR® (WPT) show to the Caribbean and Latin America through Discovery Network’s “Travel and Adventure Network.” The agreement advances the relationship between the two companies, which together launched the wildly successful show in the United States on Discovery’s Travel Channel. Discovery will air the WORLD POKER TOUR in Latin America on Wednesday nights at 9 pm, bringing the WPT brand into more than 10 million homes. The WPT continues to be seen in the U.S. Wednesday nights on the Travel Channel at 9 pm ET/PT.

In the U.S., the WORLD POKER TOUR, the show that reinvented poker as a televised spectator sport, will broadcast 16 new tournaments filmed at leading casinos and exotic locales from Las Vegas to Paris, beginning with the launch of its Third Season on March 3, 2005. Discovery’s “Travel and Adventure Network” will be airing Season One in the Caribbean and Latin America beginning on December 28, 2004. .

“This agreement with Discovery more than triples our previous distribution and expands our relationship with this visionary company,” said Steve Lipscomb, President of WPTE. “Adding Latin America and the Caribbean to our portfolio will give the WORLD POKER TOUR a chance to grow new fans among an enormous potential audience. This addition truly enables us to extend our brand globally.”

The deal will open the door for the WORLD POKER TOUR to air in: Anguilla, Antigua & Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Islands, Chile, Columbia, Costa Rica, Cuba, Dominica, Dominican Republic, Ecuador, El Salvador, Falkland Islands, French Guyana, Grenada, Guadeloupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, St. Kitts & Nevis, St. Lucia, St Vincent & Grenadines, Suriname, Trinidad & Tobago, Turks & Caicos Islands, U.S. Virgin Islands, Uruguay and Venezuela.

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The WORLD POKER TOUR is currently broadcasted in Australia, Sweden, the Philippines, South Korea, India, Denmark, Greenland, Iceland, the Faroe Islands, the U.K. and Canada.

International distribution is handled by Alfred Haber Distribution, Inc., the world’s largest distributor of U.S. network specials (from networks such as CBS, ABC, NBC and FOX). Haber currently represents more than 1,000 hours of programming from 200 of the world’s most creative television producers, spanning the genres of award shows, music events, documentaries, variety specials, wildlife programs and holiday celebrations, as well as series, mini-series and made-for-television motion pictures. The company can be reached at (201) 224-8000 or via their website: www.alfredhaber.com.

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that we have affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com.

WPTEG

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at
www.media.worldpokertour.com.